Exhibit (h)(2)

ATTACHMENT 1

SCHEDULE I

Funds

ETFs

KraneShares CSI China Internet ETF

KraneShares Bosera MSCI China A 50 Connect Index ETF

KraneShares MSCI One Belt One Road Index ETF

KraneShares Emerging Markets Consumer Technology Index ETF

KraneShares MSCI China Clean Technology Index ETF

KraneShares Electric Vehicles and Future Mobility Index ETF

KraneShares MSCI All China Health Care Index ETF

KraneShares Asia Pacific High Income USD Bond ETF

KraneShares MSCI Emerging Markets ex China Index ETF

Quadratic Interest Rate Volatility and Inflation Hedge ETF

KraneShares Global Carbon Strategy ETF

KraneShares Value Line® Dynamic Dividend Equity Index ETF

KraneShares Mount Lucas Managed Futures Index Strategy ETF

KraneShares SSE STAR Market 50 Index ETF

KraneShares Hang Seng TECH Index ETF

Quadratic Deflation ETF

KraneShares European Carbon Allowance Strategy ETF

KraneShares California Carbon Allowance Strategy ETF

KraneShares KWEB Covered Call Strategy ETF

KraneShares Global Luxury Index ETF

KraneShares 90% KWEB Defined Outcome January 2027 ETF

KraneShares 100% KWEB Defined Outcome January 2027 ETF

KraneShares Hedgeye Hedged Equity Index ETF

KraneShares Artificial Intelligence and Technology ETF

KraneShares Sustainable Ultra Short Duration Index ETF

KraneShares China Alpha Index ETF

KraneShares Man Buyout Beta Index ETF

KraneShares 2x Long BABA Daily ETF

KraneShares 2x Long PDD Daily ETF

KraneShares Global Humanoid and Embodied Intelligence Index

KraneShares 2x Long MELI Daily ETF

KraneShares MSCI China A Hedged Index ETF

KraneShares Eastern US Carbon Strategy ETF

KraneShares Bloomberg Transitional Commodities Strategy ETF

KraneShares Global EM Revenue Leaders Index ETF

KraneShares 2x Long JD Daily ETF

KraneShares 2x Long BIDU Daily ETF

KraneShares 2x Long TSM Daily ETF

KraneShares 2x Long GRAB Daily ETF

KraneShares 2x Long SE Daily ETF

KraneShares 2x Long ASML Daily ETF

KraneShares Wahed Alternative Income Index ETF